Exhibit 99.B(p)(41)

MetLife Investments Code of Ethics

Policy Owner: Head of Investments Compliance

☒ Tier One Policy

☐ For Internal Use Only

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Contents

1.	Introduction	3
1.1	Purpose	3
1.2	Scope	3
1.3	Code of Ethics Principles	4
1.4	Policy Ownership	4
1.5	Exceptions	4
2.	Policy Requirements	5
2.1	Code of Ethics Requirements	5
2.2	Consequences of Non-Compliance	7
3.	Roles and Responsibilities	8
4.	Policy Approval	9
Appendix A: Detailed Requirements		10
Approved Broker-Dealer		10
Pre-Clearance		10
Disclosure and Reporting Requirements		10
Restrictions and Prohibitions		11
Exemptions		13
Appendix B: Key Definitions		14
Appendix C: List of Approved Broker-Dealers		19

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1. Introduction

1.1	Purpose

MetLife Investments1 holds its employees to a high standard of integrity and business practice and has an obligation to act in the best interests of its clients. Accordingly, MetLife Investments strives to disclose, mitigate, or otherwise avoid activities which may present conflicts of interest. This Code of Ethics, also known herein as the Policy, (i) establishes the principles, standards, roles, and responsibilities for incorporating this commitment into MetLife Investments’ business practices globally; and (ii) sets out the personal trading requirements and restrictions for all Access Persons within MetLife Investments.

This Policy should be read in conjunction with other MetLife, Inc. and MetLife Investments policies including but not limited to the (i) MetLife Code of Business Ethics; (ii) MetLife Global Insider Trading Policy; (iii) MetLife Investment Management Global Ethical Wall Policy; (iv) MetLife Affiliated Insurance Companies Ethical Wall Policies and Procedures; and (v) MetLife Investments Sharing MNPI Policy.

Capitalized terms have the meaning ascribed to them in Appendix B.

1.2	Scope

This Code of Ethics applies to anyone in the following groups, hereinafter referred to as Access Persons:

•	MetLife Investments Personnel. All personnel who report, directly or indirectly to the President of MetLife Investment Management and MetLife’s Chief Investment Officer (CIO), which includes individuals whose primary responsibilities include execution, decision-making or oversight authority with respect to investment trading, asset origination, credit research, portfolio management, trade allocations, sales and marketing, client services, operations, middle-office, and back-office services for MetLife Investment Management and MetLife’s Affiliated Insurance Companies (AIC).

•	MetLife Investment Management (MIM) Functional Partners[2]. All personnel who report, directly or indirectly, to the Chief Compliance Officer (CCO), Chief Risk Officer (CRO), Chief Counsel, Chief Financial Officer (CFO), Head of Human Resources, Internal Audit, and Information Technology (IT).

•	Personnel with Access to MetLife Investments Systems. All personnel who have access to Company Account holdings and/or trade information, including through MetLife Investments systems.

1 For purposes of this policy, MetLife Investments includes MetLife Investment Management, LLC (MIM, LLC), MIM I, LLC, MetLife Investment Management Limited (MIML), MetLife Investment Management Europe Limited (MIMEL), MetLife Asset Management Corp (Japan) (MAM), MetLife Investments Asia Limited (MIAL), MetLife Investments Securities, LLC (MISL), MetLife Investments Limited (MIL), and MetLife Latin America Asesorias e Inversiones Limitada (MILA). It also includes MetLife’s Affiliated Insurance Companies (AIC).

2 For purposes of this policy, the titles of MIM Functional Partners refer to the heads of MIM or MetLife Investments functional support as appropriate.

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1.3	Code of Ethics Principles

Pursuant to the above, each Access Person must:

•	Conduct their business and personal trading activities in accordance with the requirements of this Code of Ethics and consistent with MetLife Investments’ duty to its clients;
•	Comply with applicable securities laws;
•	Promptly notify Investments Compliance upon receipt of Material Non-public Information (MNPI);
•	Promptly report any violations of this Code of Ethics to Investments Compliance; and
•	Acknowledge that they have received, read, and understand this Code of Ethics.

1.4	Policy Ownership

This Policy is owned by the Investments Chief Compliance Officer (CCO) and will be reviewed at least annually. Material changes must be approved by the CCO and the MIM Risk Committee or its designee. Investments Compliance will promptly communicate material amendments to all Access Persons and will receive acknowledgement of such amendments. Any questions regarding this policy should be directed to Investments Compliance.

1.5	Exceptions

This Policy is to be adhered to in all circumstances. Investments Compliance, in consultation with the Ethics Committee as applicable, may grant case-by-case exceptions to any of the requirements, restrictions, or prohibitions in this Policy provided that it does not violate its general principles. Requests for exceptions must be made in writing to Investments Compliance.

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2. Policy Requirements

2.1	Code of Ethics Requirements

To uphold the principles detailed above, Access Persons must comply with the following requirements and fulfil the applicable roles and responsibilities detailed in Section 3. Additional details supporting the requirements below, including exceptions or exemptions, are set forth in Appendix A.

Requirement		Summary

Approved Broker-Dealer		• US-based Access Persons must hold their Reportable Accounts with an Approved Broker-Dealer as listed on Appendix C unless they qualify for an exception.
Reporting and Disclosure Requirements	Initial and Annual Holdings and Accounts

•      Access Persons must disclose all Reportable Accounts and Reportable Securities holdings within 10 days of hire or upon becoming an Access Person.

•      Access Persons must attest to the accuracy of their Reportable Accounts and Reportable Securities holdings on an annual basis.

	Quarterly Transactions Report	• Access Persons must certify on a quarterly basis with respect to their transactions effected during the prior quarter.
Pre-Clearance

•     Access Persons must request pre-clearance for all transactions unless the security is exempt from pre-clearance.

•     Each pre-clearance, whether for a market or limit order, is effective only for the business day in which the pre-clearance was received. If any transaction approved by a pre-clearance is not completely or partially executed within the same business day, the Access Person must obtain a new pre- clearance before executing the transaction.

Restrictions and Prohibitions	Blackout Period	• Access Persons involved in managing, trading, or recommending trades are prohibited from knowingly executing a securities transaction in their Personal Account on the same day or within five business days before or after a Company Account transacts in the same security issuer (or any of its Derivatives);

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	•	These prohibitions do not apply to (i) purchases or sales in issuers of securities that have a market capitalization of $5 billion or more; and/or (ii) trades in issuers of securities executed in a Company Account that replicate a broad-based securities market index.
ETFs	•	ETFs on the Exclusion List do not require preclearance and are not subject to the 30-day holding period.
	•	ETFs not on the Exclusion List require preclearance and are subject to the 30-day holding period requirement.
Holding Period	•	Reportable Securities must be held for a minimum period of 30 calendar days, except for MetLife, Inc. securities which must be held for 60 days.
	•	ETFs on the Exclusion List are not subject to the holding period requirement.
Material Non- public Information (MNPI), Insider Trading, and Tipping	•	Access Persons are prohibited from the following acts:
o Trading securities while aware of MNPI related to the securities issuer or its securities (Insider Trading);
o Providing MNPI related to a securities issuer or its securities to others who act on the information by buying or selling those securities (Tipping);
o Giving securities to others as gifts while aware of MNPI related to the securities issuer or its securities; or
o Advising others to buy or sell securities while aware of MNPI related to the securities issuer or its securities even if the MNPI is not shared.
	•	Access Persons must promptly notify Investments Compliance upon receipt of MNPI.

MetLife, Inc. Securities	•	All MetLife, Inc. (MetLife) securities acquired in the market must be held for a minimum of 60 calendar days. Shares or other MetLife securities received as part of a performance award or restricted stock grant are not subject to the 60-day holding period requirement but must be pre-cleared prior to sale
	•	Access Persons who are deemed Restricted Persons under MetLife’s Insider Trading Policy may not purchase MetLife securities during black-out periods.

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• •

Company insiders that file Section 16 filings for the purchase and sale of MetLife securities must pre-clear their transactions through the Corporate Secretary’s office.

All Access Persons are prohibited from engaging in speculative transactions in MetLife securities.

Options	•	Access Persons may purchase options but must pre-clear both the option and underlying shares.
Reportable Funds	•	Reportable Funds are exempt from pre-clearance but transactions and holdings in such funds are required to be reported.
Restricted List and Watch List	•	Access Persons are generally prohibited from transacting in securities on any of MetLife Investments Restricted or Watch Lists, as applicable.

2.2	Consequences of Non-Compliance

Violations of the Code of Ethics are serious and may result in termination of employment. In monitoring adherence to this Code of Ethics, Investments Compliance will investigate each potential violation and, in doing so, allow the Access Person an opportunity to explain why the violation did or did not occur. If Investments Compliance concludes that an Access Person has violated the Code of Ethics, Investments Compliance will consider the aggravating and mitigating circumstances surrounding each violation, including whether the violation was self-reported, and coordinate as necessary with the Ethics Committee, Employee Relations (ER), and Employment Legal to determine the consequences. These may include but are not limited to policy reminders, additional training, warning letters, disgorgement of profits, selling of securities, suspension of personal trading privileges, impact to performance ratings, compensation outcome(s), promotion eligibility, and / or disciplinary action up to and including termination of employment.

Any Restricted List or Holding Period violation that results in a financial gain to the Access Person must be disgorged by making a charitable contribution to one of MetLife’s preferred charities.

In its discretion, Investments Compliance may determine certain inadvertent MetLife Investment Personnel errors as non-violations of the Code of Ethics (e.g., incorrect share amount, wrong ticker, etc.).

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3. Roles and Responsibilities

The key roles and responsibilities related to the requirements in this Policy are described below:

Role			Responsibility
MetLife Investments Personnel, Functional Partners, and Personnel with Access to MetLife Investments Systems	All Access Persons	•	Read, understand, and comply with the principles and requirements set forth within this Policy.
		•	Promptly escalate potential violations of this Policy or any suspected misconduct to Investments Compliance or by using the Speak Up Tool.

		•	Complete mandatory training in a timely manner.

	Management	•	Facilitate compliance with this Policy.
Investments Compliance		•	Author and maintain this Policy.
		•	Provide training and guidance to all Access Persons to support compliance with this Policy.
		•	Monitor and enforce compliance with this Policy.
		•	Review requests and make determinations with respect to exceptions and violations of this Policy in consultation with the Ethics Committee, ER, and
Employment Legal as necessary.
Ethics Committee		•	Review requests and make determinations with respect to exceptions and violations of this Policy in consultation with Investments Compliance, ER, and Employment Legal as necessary.

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4. Policy Approval

Approver	Version Approved
Policy Owner	November 2022
MIM Policy Working Group	November 2022
MIM Risk Committee or its designee	November 2022

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Appendix A: Detailed Requirements

Approved Broker-Dealer

Access Persons are required to maintain their Reportable Accounts at an Approved Broker-Dealer (refer to Exhibit C for the list of Approved Broker-Dealers, which is subject to change). Currently, this requirement does not apply to Access Persons outside the United States. Access Persons are required to transfer their Reportable Accounts to an Approved Broker-Dealer within 90 days of becoming an Access Person.

Exceptions to this requirement include (i) Discretionary or Managed Accounts where the Access Person does not have discretion over the trades; and (ii) Accounts in which a household member (e.g., spouse) is required to hold their account(s) with their employer. Additional exceptions will be evaluated on a case-by-case basis. Requests for exceptions to the Approved Broker-Dealer requirement must be submitted in writing to Investments Compliance who will review the request and decide as to whether the exception can be made.

Pre-Clearance

All Access Persons are required to pre-clear personal securities transactions in Reportable Securities prior to execution in the Investments designated personal trading assistant system (PTA). If an Access Person is unable to access PTA, Investments Compliance may approve requests for pre-clearance via e-mail. Each pre-clearance request, regardless of whether a market or limit order, is only valid on the day it is received. If a transaction approved by a preclearance is not executed by the end of the business day, the Access Person must submit a new pre-clearance request the following day prior to executing the transaction. Requests for preclearance must include the information required in PTA, including but not limited to, name of Security issuer, description of Security (e.g., common stock), nature of transaction (e.g., buy, sell), name of Security Fiduciary who will effect the purchase or sale, account number, number of shares, and order type (e.g., market or limit). Inadvertent errors made by an Access Person during pre-clearance (e.g., entering the wrong share amount) may not be considered violations.

Obtaining pre-clearance does not relieve an Access Person from complying with all provisions of this Code of Ethics, including but not limited to, the prohibition against trading while in possession of MNPI.

Disclosure and Reporting Requirements

Initial / Annual Holdings Report

Within 10 days of becoming an Access Person, each Access Person must deliver through PTA an Initial Holdings Report which includes information on the Access Person’s Reportable Accounts and all Reportable Securities held within those accounts as of a date no more than 45 days prior to becoming an Access Person. The Access Person must also certify that they have read and will comply with the Code of Ethics.

Thereafter on an annual basis, all Access Persons must provide an Annual Holdings Report which includes Reportable Accounts and Reportable Securities by January 31.

Quarterly Transactions Report & Certification

On a quarterly basis, Access Persons must (i) confirm accuracy of; or (ii) report transactions via PTA each purchase or sale of a Reportable Security made during the quarter in any Reportable Accounts within 15 days after the end of each quarter.

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Restrictions and Prohibitions

Ethical Wall, Restricted List, and Watch List

•	Ethical Wall. Within MetLife Investments there is an Ethical Wall in place separating public securities traders and credit research from private asset classes that are more likely to obtain MNPI. There is also an Ethical Wall in place separating AIC personnel from public securities traders and credit research teams. By implementing these Ethical Walls, the public securities traders will not be imputed with knowledge of the MNPI obtained by the private asset classes or the AIC and thus do not have to restrict their trading in Company Accounts. Additional information regarding the Ethical Walls can be found in the MetLife Investment Management Global Ethical Wall Policy and the MetLife Affiliated Insurance Companies Ethical Wall Policies and Procedures.

•	Restricted List. Investments Compliance maintains a Restricted List for issuers about which MetLife Investments Personnel may possess MNPI. Access Persons are generally prohibited from trading in issuers on the Restricted List for Personal Accounts.

•	Watch List. Investments Compliance also maintains a Watch List for issuers about which a select group of MetLife Investments Personnel may have access to MNPI, such as in connection with a confidential project or transaction. For the period during which an issuer is on the Watch List, such individuals will be restricted from trading in their Personal Accounts.

Initial Currency Options (ICOs)

Access Persons are prohibited from investing in ICOs.

Investment Clubs

Access Persons are prohibited from forming or participating in an Investment Club without prior approval from Investments Compliance.

MetLife Securities

Access Persons may acquire MetLife securities in several different ways including the following, some of which must be pre-cleared or reported in PTA. Specific requirements regarding MetLife securities are described below.

•	Access Persons are prohibited from trading MetLife securities while in possession of MNPI. Access Persons who have been identified as Restricted Persons under MetLife’s Insider Trading Policy may not purchase MetLife securities during blackout periods (e.g., before/after earnings announcements). Section 16 Officers must submit their requests for pre-clearance to the General Counsel or to the Law Department Public Company Unit.

•	Shares acquired in the market and held in a brokerage account in the account of an Access Person or Family Member must be pre-cleared through PTA and are subject to the 60-day holding period.

•	Upon vesting, any sale of MetLife securities or options must be pre-cleared.

•	Allocations to the MetLife Company Stock Fund in a SIP or Auxiliary SIP Account are not reportable in PTA and are not subject to the 60-day holding period.

•	MetLife securities received through a Long-term Performance Compensation Plan award (LTPCP) award that have been deferred in accordance with the MetLife Deferred Compensation Plan for Officers into the MetLife Deferred Shares Fund are not reportable in PTA, nor are they subject to the 60-day holding period.

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•	Speculative transactions in MetLife securities are also prohibited, including purchases and sales of options on MetLife common stock in the open market.

MNPI

Access Persons should consider information material if it would likely affect the market price of a security or if a reasonable investor would consider the information important in deciding whether to buy or sell the security. Information may be non-public if it has not been widely disseminated and investors have not had time to absorb the information. For example, MetLife securities cannot be traded until at least one NYSE trading day has passed since the information was included in a news release or a public filing with the U.S. Securities and Exchange Commission or reported in the media. This may include newsworthy information such as:

•	Financial plans, projections, or results
•	Mergers or acquisitions
•	Purchases or sales of a business;
•	New products or businesses;
•	Changes in executive management; or
•	Potential or ongoing contractual negotiations

If an Access Person has determined that information in their possession may be material and non-public they should (i) not purchase or sell the relevant security on behalf of themselves or others for any Personal or Company Accounts; (ii) notify Investments Compliance immediately at investmentscompliance@metlife.com so that it can be added to the Restricted List or other appropriate action can be taken as necessary; and (iii) refrain from discussing such information with other MetLife personnel except in connection with their job responsibilities.

When the information is no longer material or non-public, Access Persons should notify Investments Compliance immediately to remove it from the Restricted List.

If an Access Person acquires MNPI outside of the course of their employment, they should not disclose it to anyone at MetLife, including their manager and Investments Compliance. Nevertheless, they are still prohibited from purchasing or selling the relevant security on behalf of themselves or others for any Personal or Company Account and from making any investment recommendations to advisory clients on the basis of such information.

Options

Access Persons are permitted to transact in options pursuant to the following requirements:

•	The expiration of the option must be greater than 30 days from the trade date.
•	Pre-approval must be obtained for the option and the underlying securities.
•	The option may not be closed out within 30 days of the initial trade date.
•	Access Persons may not transact in options whereby they are effectively causing a purchase and sale in the same security within 30 days; such as (i) buying a call and a put in the same security or (ii) selling a call and buying a call with different strike prices.

Private Placements

Access Persons are prohibited from investing in Private Placements without prior approval from Investments Compliance. Such approval may only be granted if the investment does not present a conflict of interest.

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Exemptions

The following are exempt from pre-clearance, disclosure and/or reporting requirements.

• 401K accounts (if administered by employer and not able to purchase Securities)

• 529 College Savings Plan (if unable to allocate investments)

• Annuities, including Variable Annuities

• Bank Accounts

• Certificates of Deposit (CDs)

• Commercial Paper

• Commodities

• Currencies, including Cryptocurrencies

• Exchange Offers

• Forward Contracts

• Futures Contracts

• IRA Accounts (if not able to purchase Securities)

• Life Insurance

• Money Market Funds

• Municipal Bonds

• Open-end Mutual Funds

• Open-end REITs

• Sovereign Investment Funds

• Spot Contracts

• Swap Agreements

• Treasury Securities (e.g., Bill, Bond, Note, TIPS)

• Unit Investment Funds

The following requirements must be adhered to for each of the account types below:

Account Type	Requirement
Discretionary / Managed Account

Personal Accounts in which neither the Access Person nor the Family Member has discretion must be disclosed but transactions do not require pre-clearance provided the Access Person provides a Managed Account Letter to Investments Compliance.

Dividend Reinvestment Plan (DRIP)	Account must be disclosed, and year-end holdings updated in the Initial Holdings Report, but transactions do not require pre-clearance.
Systematic Investment Plan (SIP)	Account must be disclosed, and year-end holdings updated. Initial transactions require pre-clearance.

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Appendix B: Key Definitions

Term	Definition
Access Person	Includes the following:
• MetLife Investments Personnel. All personnel who report, directly or indirectly to the President of MetLife Investment Management and MetLife’s Chief Investment Officer (CIO), which includes individuals whose primary responsibilities include execution, decision-making or oversight authority with respect to investment trading, asset origination, credit research, portfolio management, trade allocations, sales and marketing, client services, operations, middle-office, and back-office services for MetLife Investment Management and MetLife’s Affiliated Insurance Companies (AIC);
• MetLife Investment Management (MIM) Functional Partners. All personnel who report, directly or indirectly, to the Chief Compliance Officer (CCO), Chief Risk Officer (CRO), Chief Counsel, Chief Financial Officer (CFO), Head of Human Resources, Internal Audit, and Information Technology (IT);
• Personnel with Access to MetLife Investments Systems. All personnel who have access to Company Account holdings and/or trade information, including through MetLife Investments systems.
Affiliate	Corporation or other entity directly or indirectly controlled by MetLife.
Annual Holdings Report	The written or electronic list of holdings in Reportable Securities and Accounts prepared by an Access Person and delivered to Investments Compliance on or before January 31 of each calendar year.
Beneficial Ownership	The ownership of a Security, by a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a Direct Pecuniary Interest or an Indirect Pecuniary Interest in such Security. Pecuniary Interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a Security or transaction affecting a Security. A person has a Direct Pecuniary Interest in each Security (a) held in that person’s name or in the name of any nominee for, or Personal Account of, that person, or (b) as to which a person, by contract, arrangement, power of attorney, understanding, relationship or otherwise has Control.

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Company Account	Any account owned, managed, or controlled by MetLife Investments.
Derivative	An agreement, option, contract, instrument or series or combination thereof: (i) to make or take delivery of, or assume or relinquish, a specified amount of one or more underlying interests, or to make a cash settlement in lieu thereof, or (ii) that has a price, performance, value, or cash flow based primarily on the actual or expected price, level, performance, value, or cash flow of one or more underlying interests. Derivative Instruments include caps, collars, floors, forwards, futures, options, stock appreciation rights, straddles, swaps, warrants, and other Securities related to the value of other Securities and any other agreements or instruments substantially similar thereto or any series or combination thereof.
Discretionary or Managed Account	Personal Account as to which a representative of a Security Fiduciary has complete authority to enter into purchases or sales of Securities on behalf of the person who has Beneficial Ownership of the Personal Account without first seeking the permission of such person to make such purchase or sale. A Personal Account becomes a Discretionary Account when such person has given the Security Fiduciary as to such Account, written authority to make investment decisions and purchase and sell Securities for such account. A Discretionary Account allows the Security Fiduciary for such account, in such Fiduciary’s discretion, to decide (a) when to buy or sell Securities, (b) what Securities to buy or sell, and (c) the price to pay or receive for Securities bought or sold for such account.
Ethics Committee	A committee comprised of the MetLife Investments CCO, Chief Operating Officer (COO), and the Head of Investments Human Resources responsible for reviewing requests for exceptions and disciplinary action of Access Persons. ER and Employment Legal will participate in discussions regarding disciplinary action as necessary.
Ethical Wall	A virtual and physical barrier established between (i) the private and public groups within MetLife Investments and (ii) the AIC and the public groups within MetLife Investments, in order to prevent the sharing of MNPI.
Exchange-Traded Fund (ETF)	Exchange-traded fund; a type of pooled investment security that operates like a mutual fund but is purchased / sold on an exchange.
ETF Exclusion List	List of ETFs maintained by Investments Compliance which are exempt from pre-clearance and the 30-day holding period.

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Family Member	Access Person’s spouse, domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or in-law, but only if any such person is living in the Access Person’s same household or is economically dependent upon the Access Person and any other person whose investments are directly or indirectly Controlled by the Access Person. Family Member also includes, but is not limited to, any unrelated person who resides with and is economically dependent upon, or whose investments are directly or indirectly Controlled by, the Access Person, such as a “significant other”.
PTA	Personal Trading Assistant system used by (i) Access Persons for pre-clearance and reporting personal securities transactions and (ii) Investments Compliance for administration and monitoring of Access Person personal securities transactions.
Initial Holdings Report	Written or electronic list of holdings in Reportable Securities and Accounts prepared and delivered to Investments Compliance by a new Access Person within 10 days of becoming an Access Person.
Managed Account Letter	Letter which must be signed by the Security Fiduciary and provided to Investments Compliance confirming the Access Person does not have management discretion.
MetLife Investments Personnel	All personnel who report, directly or indirectly to the President of MetLife Investment Management and MetLife’s Chief Investment Officer (CIO), which includes individuals whose primary responsibilities include execution, decision-making or oversight authority with respect to investment trading, asset origination, credit research, portfolio management, trade allocations, sales and marketing, client services, operations, middle-office, and back-office services for MetLife Investment Management and MetLife’s Affiliated Insurance Companies (AIC).
MetLife Investments Functional Partners	All personnel who report, directly or indirectly, to the Chief Compliance Officer (CCO), Chief Risk Officer (CRO), Chief Counsel, Chief Financial Officer (CFO), Head of Human Resources, Internal Audit, and Information Technology (IT).
Personal Account	Account or any retirement, savings, investments, deferred compensation or other benefit or compensation plan for the purchase, sale, or ownership of Securities, with a Security Fiduciary, of which an Access Person or a Family Member has Beneficial Ownership.

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Quarterly Transaction Report	Written or electronic report prepared by an Access Person and delivered to Investments Compliance within 30 days of each quarter end which includes all transactions in Reportable Securities that occurred during the previous quarter.
Reportable Account	Personal Accounts for which an Access Person or a Family Member has Beneficial Ownership but does not include directly held mutual fund accounts, employer-sponsored 401(k) or other retirement accounts or employee savings accounts or any bank account unless such account is eligible to purchase Securities.
Reportable Fund	A fund in which MetLife Investments serves as investment adviser or sub-adviser, or a fund whose investment adviser and principal underwriter controls the adviser or is under common control with the adviser. (Refer to PTA for a list of Reportable Funds.)
Reportable Security

Includes the following:

•     Stocks

•     Bonds

•     Options

•     Closed-end Funds

•     ETFs (not on the Exclusion List)

•     Closed-end REITs

•     Hedge Funds

•     American Depository Receipts (ADRs)

•     Convertible Bonds

•     Currency Options

•     Equity Linked Notes (ELNs)

•     MetLife Affiliated Variable Products (Life Insurance and Variable Annuity)

•     Unlisted, private, or as yet unformed companies

Restricted List	List maintained by Investments Compliance that includes names of issuers about which MetLife Investments Personnel may possess MNPI.

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Restricted Persons

Restricted Persons include:

•      Each member of the MetLife Board of Directors;

•      Senior Vice President-level personnel and above, including each Executive Group member;

•      The Chief Accounting Officer of MetLife (or if there is no Chief Accounting Officer, the controller);

•      Each chief financial officer of a Reporting Segment;

•      Each controller of a Reporting Segment;

•      Each chief of staff to each Executive Group member;

•      Each chief of staff to each chief financial officer of a Reporting Segment;

•      Personnel who have regular access to the Company’s quarterly or annual financial results or other material, nonpublic information about the Company that is related to the Company’s reporting of quarterly or annual financial results (this includes personnel with such access in Communications, Investor Relations, and other parts of the Company); and

•      Personnel who have regular access to the e-mail, calendar or other documents created by or provided to any of the above (e.g., administrative staff with such access).

Security	Any note, stock, treasury stock, security future, security-based swap, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
Security Fiduciary	Any broker, bank, trust company, investment adviser, investment manager, counter-party or other similar entity.
Systematic Investment Plan (SIP)	Includes but is not limited to, a payroll deduction plan, non-discretionary account purchases pursuant to an automatic dividend or interest reinvestment plan.
Watch List	List of issuers about which a select group of MetLife Investments Personnel may have access to MNPI, such as in connection with a confidential project or transaction.

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Appendix C: List of Approved Broker-Dealers

•     Ameriprise

•     Bank of America/Merrill Lynch/Merrill Edge

•     Charles Schwab

•     Chase Investments

•     Citigroup

•     Davenport

•     Edward Jones

•     E-Trade

•     Fidelity

•     Goldman Sachs

•     IG Group

•     Hargreaves London

•     Interactive Brokers

•     Janney Montgomery Scott

•     JP Morgan

•     LPL Financial

•     Morgan Stanley

•     Pershing

•     Raymond James

•     Stifel Nicolaus

•     TD Ameritrade

•     T. Rowe Price

•     UBS

•     USAA

•     Vanguard

•     Wells Fargo

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